Exhibit 99.1

FAT Brands Completes Acquisition of Global Franchise Group

7/22/2021

Transaction increases FAT Brands’ franchised restaurants to more than 2,000 units worldwide

LOS ANGELES, CA, July 22, 2021 (GLOBE NEWSWIRE) — FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today announced the completion of its acquisition of Global Franchise Group for $442.5 million from Serruya Private Equity and Lion Capital. As a result of the acquisition, FAT Brands has gained five new restaurant concepts – Round Table Pizza®, Great American Cookies®, Hot Dog on a Stick®, Marble Slab Creamery® and Pretzelmaker®. The transaction is the largest acquisition by a restaurant franchisor to date in 2021, and was funded with cash and stock, including $350 million in cash from newly issued notes and cash on hand, $67.5 million in Series B preferred stock and $25 million in common stock.

The acquisition of Global Franchise Group marks an important milestone for FAT Brands, increasing the Company’s portfolio from approximately 700 units to more than 2,000 units worldwide. Based on current projections and assumptions, including realization of expected synergies and return to pre-COVID restaurant sales, the acquisition is expected to increase FAT Brands’ annual EBITDA by approximately $40 million to $55-$60 million, and increase the Company’s annual revenues from approximately $36 million to over $100 million. In addition to adding five new restaurant concepts, the acquisition included a manufacturing facility in Atlanta, GA that supports various Global Franchise Group brands and provides incremental revenue opportunities.

“This acquisition is our largest deal yet, and further diversifies our iconic restaurant portfolio into new restaurant segments and categories. As our acquisitions have grown from small chains to global restaurants, FAT Brands is poised to better position itself as a multi-concept operator in the franchise restaurant business,” said FAT Brands CEO Andy Wiederhorn. “Serruya Private Equity and Lion Capital were excellent partners in bringing this transaction to completion. Serruya has been a longtime supporter of our vision and we are grateful to be working with partners who share our enthusiasm for this diverse market.”

FAT Brands’ other notable acquisitions include Johnny Rockets in 2020 and Elevation Burger in 2019. FAT Brands’ acquisition strategy has been a pillar of the Company’s ethos since its launch in 2017 and remains a top priority for management throughout the rest of the year and beyond.

For more information on FAT Brands, visit www.fatbrands.com.

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About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns nine restaurant brands: Fatburger, Johnny Rockets, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises approximately 700 units worldwide. For more information, please visit www.fatbrands.com.

About Global Franchise Group, LLC

Global Franchise Group, LLC is a strategic brand management company with a mission of championing franchise brands and the people who build them. The company builds great brands that connect people with craveable products and memorable experiences. GFG currently supports more than 1,400 franchised and corporate stores in 16 countries across five quick service restaurant concepts: Round Table Pizza, Great American Cookies, Hot Dog on a Stick, Marble Slab Creamery and Pretzelmaker. Global Franchise Group, LLC is an affiliate of Serruya Private Equity, Inc. and Lion Capital LLP.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial performance and growth of FAT Brands following the acquisition of Global Franchise Group, including estimates of annual EBITDA and annual revenues following the acquisition, and the Company’s ability to conduct future accretive and successful acquisitions. Forward-looking statements reflect the Company’s expectations concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, the Company’s ability to successfully integrate and exploit the synergies of the acquisition, the Company’s ability to grow and expand revenues and earnings following the acquisition, and uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic. These risks, uncertainties and contingencies are difficult to predict and beyond our control, and could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, including our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks, uncertainties and contingencies. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

About Non-GAAP Projected Financial Measures

This press release includes projections of future EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is defined as net income (loss), before interest expense, income tax expense (benefit), depreciation and amortization expense. EBITDA is not a measurement of the Company’s financial performance under GAAP, and should not be considered in isolation or as an alternative to net income (loss) as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. The Company believes that EBITDA is an important supplemental measure of its operating performance because it eliminates the impact of expenses that do not relate to business performance. The Company also believes that this non-GAAP measure is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and provide additional information regarding growth rates on a more comparable basis than would be provided without such adjustments.

The Company prepared the information included in this press release based upon available information and assumptions and estimates that it believes are reasonable. The Company cannot assure you that its estimates and assumptions will prove to be accurate. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP financial measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

MEDIA C ONTACT :

Erin Mandzik, JConnelly

emandzik@jconnelly.com

862-246-9911

INVESTOR RELATIONS :

Lynne Collier, ICR

IR-FATBrands@icrinc.com

646-430-2216

Source: FAT Brands Inc.